Exhibit 99

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. RESPONDS TO RECENT

ALLEGATIONS AGAINST POULTRY INDUSTRY

LAUREL, Miss. (May 16, 2016) – Sanderson Farms, Inc. (NASDAQ: SAFM) today issued the following statement in response to recent allegations against the poultry industry regarding the treatment of processing line employees by OxFam America in its report entitled “No Relief: Denial of Bathroom Breaks in Poultry Industry”:

Sanderson Farms’ most valuable assets are our employees, and we treat them with dignity, respect and the utmost appreciation for their dedicated work.

Sanderson Farms demonstrates concern for the well-being of our employees by providing a comprehensive benefits package, including both individual and family healthcare coverage plans for all employees, with 75 percent of the cost paid by the Company, along with free healthcare programs ranging from diet and nutrition classes, weight loss programs and exercise plans to smoking cessation programs and free annual health screenings. The Company also provides for employees’ current and future financial well-being by contributing to its employee stock ownership plan (ESOP) at no cost to the employee and matching 401(k) contributions dollar-for-dollar on the first three percent of employee contribution.

Our good relationships with all of our employees is strategic for our company, and our growth over the past 25 years, as well as our future growth, would not be possible without the ability to recruit and retain employees. It is difficult to imagine a successful employee recruitment effort if Sanderson Farms’ working conditions remotely resembled those described by OxFam in its recent report. OxFam’s allegations continue to paint our industry with a broad brush by describing conditions that would, if they existed, be repugnant and contrary to our core principles. These allegations, based on weak methodology and only a handful of mostly anonymous claims, are less than convincing.

Sanderson Farms met with representatives of OxFam in our offices in February regarding alleged concerns similar to those described in its recent report and to discuss a proposal made by OxFam to our shareholders. That proposal was rejected by our shareholders, and we assured OxFam’s representatives that conditions such as those described in its recent report do not exist in our company.

Our policies require all processing plant employees to take regularly scheduled paid breaks, as well as a meal break. In addition to those mandatory breaks, employees take restroom breaks during work time whenever necessary, and the Company does not deny any person the use of restroom breaks. Indeed, companies are required by law to grant their employees access to restrooms. Sanderson Farms strictly follows Occupational Safety and Health Administration (OSHA) standards stating that restroom facilities must be available to employees upon need.

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Sanderson Farms Responds to Recent Allegations

May 16, 2016

It is true that our employees work on a processing line that does not stop when an employee must leave the line for any reason, including restroom breaks. For this reason, every department in our processing plants is staffed with “floating” employees who are responsible for replacing an employee who needs to leave his or her station for any reason.

Processing plant supervisors, more than half of whom are promoted from line positions themselves, superintendents and managers, are trained in their responsibility to allow restroom breaks during work time. They are given clear, unambiguous instructions to provide restroom breaks whenever such a need occurs. Deviation from these policies is not tolerated, and any supervisor or other management employee found to have violated our policies in this regard would be disciplined, up to and including termination. The number of supervisors in our processing plants who have been promoted from line operators is as high as 77 percent. The idea that those supervisors would tolerate conditions consistent with those described by OxFam in its report is simply not believable. However, if a supervisor or manager violates Company policy in this or any other regard, Sanderson Farms provides workers with multiple opportunities to vocalize complaints or concerns beyond their direct supervisors. Employees have the ability to go directly to plant managers, or to employee relations managers that are available at every facility. Employees also have the option of expressing their concerns without fear of reprisal through an anonymous tip-line or by providing written comment following regularly scheduled training classes conducted at all facilities.

Through an internal investigation into OxFam’s claim conducted through employee interviews, review of tip-line calls and review of union grievances, Sanderson Farms has not verified any complaints regarding lack of access to restroom facilities. Any allegation to the contrary is simply not based in fact and is untrue.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

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